EXPENSE LIMITATION AND YIELD MAINTENANCE AGREEMENT

GREAT-WEST FUNDS, INC.

This EXPENSE LIMITATION AND YIELD MAINTENANCE AGREEMENT (this "Agreement"), effective April 29, 2020, is by and among Great-West Capital Management, LLC (the "Adviser"), Empower Retirement, LLC ("Empower"), and Great-West Funds, Inc. ("Great-West Funds") on behalf of its separate series Great-West Government Money Market Fund (the "Fund").

WHEREAS, Great-West Funds is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company;

WHEREAS, the parties hereto desire that the provisions of this Agreement do not adversely affect the Fund's status as a "regulated investment company" under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), do not interfere with the Fund's ability to compute its taxable income under Code Section 852, and do not adversely affect the status of the distributions the Fund makes as deductible dividends under Code Section 562;

WHEREAS, Great-West Funds and the Adviser have entered into an amended and restated investment advisory agreement, dated May 1, 2017 (the "Advisory Agreement"), pursuant to which the Adviser provides investment advisory, fund operations, and accounting services to the Fund;

WHEREAS, Great-West Funds and Empower have entered into a Shareholder Services Agreement, dated April 29, 2020 (the "Shareholder Services Agreement"), pursuant to which Empower provides recordkeeping, administrative and shareholders services to shareholders of Investor Class shares the Fund;

WHEREAS, Great-West Funds, on behalf of the Fund, and the Adviser have entered into an Expense Limitation Agreement effective May 1, 2017, which remains in full force and effect (the "Expense Limitation Agreement"); and

WHEREAS, in light of current market and economic circumstances, Great-West Funds,the Adviser and Empower have determined that it is appropriate and in the best interests of the Fund and its shareholders to limit certain other expenses of the Fund in order to maintain the expenses of each share class of the Fund at a level below the level to which each such share class might otherwise be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1.Expense Limitation.

1.1Applicable Expense Limit. For the term of this Agreement, the Adviser will waive any investment advisory fees, Empower will waive any shareholder services fees, and the Adviser will absorb any Fund expenses (the "Expenses") that collectively exceed 0.01% of the average daily net assets of any share class of the Fund but which are less than the expense limitation amount under the Expense Limitation Agreement (the "Expense Waiver Amount"). The Parties agree that the Expense Waiver Amount is in addition to and not in replacement of the expense limitation amount under the Expense Limitation Agreement.

1.2Adviser Contributions. To the extent the waiver of the investment advisory fee and shareholder services fee in addition to absorbing all Fund expenses as described in section 1.1 is not sufficient to maintain a yield of 0.01% for any share class of the Fund, the Adviser will remit such payments to the applicable share class of the Fund as are necessary in order to maintain such yield.

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1.3Method of Computation. To determine the obligation of the Adviser and Empower with respect to the Expense Waiver Amount, each day the Expenses for the Fund shall be annualized. If the annualized Expenses for any share class on any day exceed the expense limitation amount under the Expense Limitation Agreement, the Adviser shall waive or reduce its investment advisory fee or absorb the other Fund expenses (as provided in the Expense Limitation Agreement) in an amount sufficient to pay that day's expense limitation amount. If the remaining annualized Expenses for any share class on any day exceed the Expense Waiver Amount hereunder, the Adviser shall first waive or reduce its investment advisory fee, Empower shall next waive or reduce its shareholder services fee, and the Adviser shall then absorb other Fund expenses in an amount sufficient to pay that day's Expense Waiver Amount. Amounts owed to the Fund may be offset pursuant to this Agreement against the investment advisory fee payable to the Adviser or the shareholder services fee payable to Empower, as applicable.

1.4Reimbursement of Fee Waivers and Expense Reimbursement. If on any day during which the Advisory Agreement is in effect, the Fund's estimated annualized Expenses for that day are less than the Expense Waiver Amount, the Adviser and Empower shall be entitled to reimbursement, subject to approval of the Great-West Funds' Board of Directors, by the Fund of the investment advisory fees or shareholder services fees waived or reduced by the Adviser or Empower, respectively, and any other expense reimbursements or similar payments remitted by the Adviser to the Fund pursuant to Section 1 hereof (the

"Reimbursement Amount") within three years after the Adviser waived or reduced investment advisory fees or reimbursed expenses, or Empower waived shareholder services fees, to the extent that a Fund's annualized Expenses plus the amount so reimbursed equals, for such day, the Expense Waiver Amount, provided that such amount paid to the Adviser or Empower, as the case may be, will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

1.5Reliance on Expense Limit. The Adviser and Empower understand and intend that Great-West Funds will rely on this Agreement (a) in preparing and filing amendments to the registration statements for Great-West Funds on Form N-1A with the Securities and Exchange Commission, (b) in accruing the Fund's expenses for purposes of calculating its net asset value per share, and (c) for other purposes permitted under Form N-1A and/or the 1940 Act, and the Adviser and Empower expressly permit Great-West Funds to so rely.

2.Term and Termination. This Agreement shall terminate with respect to the Fund upon termination of the Advisory Agreement and/or the Shareholder Services Agreement with respect to the Fund. GWCM and Empower may terminate this Agreement, without penalty, at any time upon written notice to Great-West Funds.

3.Miscellaneous.

3.1Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2Interpretation. Nothing herein shall be deemed to require Great-West Funds or the Fund to take any action contrary to Great-West Funds' articles of incorporation or similar governing document, as amended from time to time, the Fund's prospectus or statement of additional information, as amended from time to time, or any applicable statutory or regulatory requirement, or to relieve or deprive Great-West

Funds' Board of Directors of its responsibility for and control of the conduct of the affairs of Great-West Funds or the Fund.

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3.3Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the shareholder services fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the Shareholder Services Agreement (as the case may be) or the 1940 Act, shall have the same meaning as and be resolved by reference to the Advisory Agreement or the Shareholder Services Agreement, or the 1940 Act.

3.4Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

GREAT-WEST CAPITAL MANAGEMENT,
LLC
Attest:	/s/ Adam Kavan	By:	/s/ Jonathan Kreider
Name:	Adam Kavan	Name:	Jonathan Kreider
Senior Counsel & Assistant
Title:	Secretary	Title:	President & Chief Executive Officer

EMPOWER RETIREMENT, LLC

Attest:	/s/ Ryan Logsdon	By:	/s/ Christine Moritz
Name:	Ryan Logsdon	Name:	Christine Moritz
Title:	Associate General Counsel	Title:	Senior Vice President & Chief Financial
Officer

GREAT-WEST FUNDS, INC.

Attest:	/s/ Ryan Logsdon	By:	/s/ Mary Maiers
Name:	Ryan Logsdon	Name:	Mary Maiers
Vice President, Counsel &
Title:	Secretary	Title:	Chief Financial Officer & Treasurer
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